Exhibit 99.1

NEWS RELEASE
	Contacts:	J. Chris Boswell, SVP & CFO
Particle Drilling Technologies, Inc. 713-223-3031 ext. 204

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner
Jack Lascar, Partner
DRG&E / 713-529-6600

PARTICLE DRILLING TECHNOLOGIES ANNOUNCES NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

Houston – January 23, 2006 – The Board of Directors of Particle Drilling Technologies, Inc. (“PDTI” or “Company”) (NASDAQ: PDRT) today announced that it has hired Jim B. Terry as PDTI’s new President and Chief Executive Officer effective January 23, 2006.  The Company’s current interim CEO, J. Chris Boswell, will continue to serve in his capacity as Senior Vice President and Chief Financial Officer of the Company.

Mr. Terry has vast experience relevant to PDTI in the drilling and oilfield services industry.  Most recently, he held the position of Vice President, Drilling Services for Weatherford International, where he led the effort to consolidate, develop and improve performance of well construction products and services.  While at Weatherford, he also was responsible for commercial product development, including the negotiation of customer funding for such development.   Prior to Weatherford, Mr. Terry spent nine years with Halliburton Company, including three years as a Director of Advanced Well Construction Systems.  While in this position, he was the lead inventor of a step change advanced well construction system and led the research effort through prototyping, field trials and commercialization.   He also served in various management capacities, including new product introduction, business unit management and the consolidation of Halliburton and Smith International’s Drilling Services Division.  Prior to Halliburton, Mr. Terry spent three years with Smith International in Singapore where he led all of Smith’s activities in the Asia Pacific, Middle East and East Africa regions. Mr. Terry began his career at Eastman Whipstock which was acquired by Baker Hughes where he worked for 11 years in various management positions.

 “We are very excited to secure the services of an industry veteran such as Jim.” stated Mr. Boswell.  “While we have continued to make progress and move forward the development of PDTI’s technology, we believe Jim’s experience will be a tremendous asset to the Company as we transition from R&D to the commercial introduction and application of this product.  Jim has a proven track record of developing and introducing new oilfield tools and is well connected in the industry.”

Ken R. LeSuer, the Company’s Chairman of the Board, added “The Board conducted a thorough search, and while several qualified candidates were identified, we believe Jim is the ideal person to take the Company to the next level.  We look forward to working with Jim in the years ahead.”

Particle Drilling Technologies, Inc., headquartered in Houston, Texas, is a development stage oilfield service and technology company owning certain patents and pending patents related to the Particle Impact Drilling technology.  The Company’s technology is designed to enhance the rate-of-penetration function in the drilling process, particularly in hard rock drilling environments.

Certain statements in this press release that are not historical but are forward-looking are subject to known and unknown risks and uncertainties, which may cause PDTI’s actual results in future periods to be materially different from any future performance that may be suggested in this press release.  Such risks and uncertainties may include, but are not limited to, PDTI’s ability to raise equity capital, if necessary, and its ability to obtain equity financing on acceptable terms, if at all, a severe worldwide slowdown in the energy services sector and working capital constraints.  Further, PDTI is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond PDTI’s control such as announcements by competitors and service providers.

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